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Exhibit 4.5

[EXECUTION COPY]

CONSENT AND AMENDMENT NO. 3
TO REVOLVING CREDIT AGREEMENT

        This CONSENT AND AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT (this "Consent and Amendment") is dated as of January 16, 2004, by and among (a) FRIENDLY ICE CREAM CORPORATION, a Massachusetts corporation (the "Borrower"), (b) the undersigned Required Lenders and (c) FLEET NATIONAL BANK, as administrative agent for the Lenders a party to the Revolving Credit Agreement (as hereinafter defined) (in such capacity, the "Administrative Agent"). Capitalized terms as used and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Revolving Credit Agreement.

        WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit Agreement, dated as of December 17, 2001 (as heretofore amended or otherwise amended, modified, or amended and restated and in effect immediately prior to the date hereof, the "Revolving Credit Agreement"; the Revolving Credit Agreement as further amended by this Consent and Amendment, the "Amended Revolving Credit Agreement");

        WHEREAS, the Borrower has requested that the Required Lenders (a) grant certain consents under the Revolving Credit Agreement in connection with the sale by the Borrower of certain restaurant locations and the application of the proceeds from such sales, (b) amend the Revolving Credit Agreement to increase the amount of permitted Capital Expenditures, (c) amend the Revolving Credit Agreement to permit the Borrower to repurchase certain of the Indebtedness outstanding under the Senior Note Indenture, and (d) agree to certain other amendments to the Revolving Credit Agreement, in each case as set forth herein;

        WHEREAS, pursuant to the terms, subject to the conditions and in reliance on the representations and warranties contained in this Consent and Amendment, the undersigned Lenders are prepared to (a) grant certain consents under the Revolving Credit Agreement in connection with the sale by the Borrower of certain restaurant locations and the application of the proceeds from such sales, (b) amend the Revolving Credit Agreement to increase the amount of permitted Capital Expenditures, (c) amend the Revolving Credit Agreement to permit the Borrower to repurchase certain of the Indebtedness outstanding under the Senior Note Indenture and (d) agree to certain other amendments to the Revolving Credit Agreement, in each case as set forth herein;

        NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Consent and Amendment, the Borrower, the Administrative Agent and the undersigned Required Lenders hereby agree as follows:

        SECTION 1. Limited Consent.

        1.1.  Subject to the conditions contained in this Consent and Amendment, the Lenders hereby consent, solely with respect (1) to the sale of the Real Estate identified as the Florida Locations on Exhibit A attached hereto and (ii) to the sale of the franchises, personal property and other assets in connection with the Real Estate identified as the Ohio Locations on Exhibit A attached hereto (each of the Florida Locations and the Ohio Locations shall hereinafter be referred to as a "Sale Property" and, collectively, the "Sale Properties"), to the sale of the Sale Properties so long as such sales are completed no later than March 31, 2004. Immediately upon the Borrower's receipt of proceeds from the sale of any Sale Property (the "Sale Proceeds"), and notwithstanding any provision of the Revolving Credit Agreement to the contrary, the Borrower shall pay such Sale Proceeds to the Administrative Agent for the respective accounts of the Lenders for application to all amounts outstanding under the Revolving Credit Loans. The Sale Proceeds remaining after application to the Revolving Credit Loans, if any, shall be used by the Borrower to repurchase Indebtedness outstanding under the Senior Note

Indenture (each such repurchase shall hereinafter be referred to as a "Senior Note Repurchase"), so long as each of the following conditions are satisfied:

        (a)   immediately before and after giving effect to a Senior Note Repurchase, no Default shall have occurred and be continuing or would result therefrom;

        (b)   immediately after a Senior Note Repurchase, the Borrower shall have available to it cash and Cash Equivalents in an aggregate amount not less than $11,000,000;

        (c)   for a period of ninety days prior to a Proceeds Repurchase, the average daily amount of outstanding Loans for such period shall not exceed an amount equal to $5,000,000; and

        (d)   the repurchase of the Indebtedness outstanding under the Senior Note Indenture by the Borrower shall be at or below 103.5% of par.

Notwithstanding anything to the contrary contained in the Amended Revolving Credit Agreement, for the purposes of this Section 1.1, the Sale Proceeds shall mean the net cash proceeds received by the Borrower in respect of a sale of any of the Sale Properties, less the sum of (1) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such sale, including the amount of any taxes required to be paid by the Borrower in connection with such sale and (2) amounts to be provided by the Borrower as a reserve against any liabilities associated with the property sold or disposed of in such sale and retained by the Borrower after such sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under any indemnification obligation associated with the assets sold or disposed of in such sale; provided, that (x) the Borrower shall notify the Administrative Agent on or prior to the date of such sale of the amount of such reserve, and (y) the amount of such reserve shall be reasonably acceptable to the Administrative Agent.

        1.2.  The Required Lenders hereby agree that any gains or losses the Borrower incurs as a result of the sale of the Sale Properties (and from the corresponding receipt and application of the Sale Proceeds) shall be excluded from the calculation of Excess Cash Flow and each covenant contained in Article 10 of the Amended Revolving Credit Agreement.

        1.3.  The Required Lenders hereby consent to the release, and agree to instruct the Administrative Agent to so release any security interest, lien or other claim the Lenders may have to or in each of the Sale Properties to the extent such security interest or lien is in or against personal or real property permitted to be sold pursuant to Section 1.1 of this Consent and Amendment, in each case promptly upon written notice from the Borrower to the Administrative Agent of the sale, disposition or other transfer thereof, which written notice shall include evidence of such sale, disposition or other transfer to the Administrative Agent's reasonable satisfaction.

        1.4.  In the event that Borrower is unable to use all or a portion of the Sale Proceeds to repurchase the Indebtedness outstanding under the Senior Note Indenture, the amount of cash and Cash Equivalents required to be available to Borrower pursuant to Section 1.1(b) shall be increased by the amount of such unused Sale Proceeds.

        SECTION 2. Amendment to Revolving Credit Agreement.

        2.1.  Amendment to Schedules.

          (a)   Schedule l (b) to the Revolving Credit Agreement is hereby amended by removing from such Schedule site number 0709 located at 500 East Stroop Road, Kettering OH 45429.

          (b)   Schedule 1(c) to the Revolving Credit Agreement is hereby amended by removing from such Schedule the following locations: (i) site number 0465 located at 1901 West Main Street, Troy OH 45373; (ii) site number 0632 located at West National Road, Route 40, Vandalia OH 45377; and (iii) site number 0959 located at 3281 Dayton-Xenia Road, Beavercreek OH 45434.

          (c)   Schedule 1(e) to the Revolving Credit Agreement is hereby amended by removing from such Schedule each of the Florida Locations listed on Exhibit A attached hereto.

        2.2.  Definitions. Section 1.1 of the Revolving Credit Agreement is hereby amended as follows:

          (a)   by inserting the following new defined term in the appropriate alphabetical sequence in such Section 1.1:

    "Third Amendment Effective Date.    January 16, 2004."

          (b)   by amending and restating in its entirety the defined term "Permitted Acquisitions" as follows:

          "Permitted Acquisitions. Any purchase or lease by the Borrower or any of its Restricted Subsidiaries of not more than five (5) restaurant locations during any one fiscal year in which the following conditions are satisfied:

            (a)   immediately before and after giving effect to such purchase or lease, no Default shall have occurred and be continuing or would result therefrom;

            (b)   the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full fiscal quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to §8.4) giving pro forma effect to the consummation of such purchase or lease and evidencing compliance with the covenants set forth in § 10;

            (c)   the Permitted Acquisitions shall not exceed $7,000,000 in the aggregate per fiscal year and such amounts shall be a Growth Capital Expenditure for purposes of Section 10.2;

provided, however, for any Permitted Acquisition that is less than $3,000,000 in the aggregate, the condition set forth in clause (b) above shall not have to be satisfied by the Borrower."

        (c)   by amending and restating clause (g) of the defined term "Permitted Excess Cash Flow Prepayments" as follows:

          "(g) the prepayment, redemption or repurchase of any of the Indebtedness outstanding under the Senior Note Indenture by the Borrower shall be at or below 103.5% of par."

        2.3.  Prepayments; Modification of Certain Documents. Section 9.8 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety subsection (a) of such Section 9.8 as follows:

    "(a) The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem or repurchase any of the Indebtedness outstanding under the Senior Note Indenture, other than (I) the prepayment of any amounts outstanding under the Senior Note Indenture with funds constituting Permitted Excess Cash Flow Prepayments and made during any Excess Cash Flow Period up to a maximum amount of $5,000,000 during any one fiscal year; or (II) with funds constituting proceeds received by the Borrower from (A) any Excess Properties Sale or (B) any Permitted Unit Sale."

        2.4.  Capital Expenditures. Section 10.2 of the Revolving Credit Agreement is hereby amended and restated in its entirety as follows:

            "10.2. Capital Expenditures. The Borrower will not make, or permit any Subsidiary of the Borrower to make (a) Growth Capital Expenditures that exceed, in the aggregate, $7,000,000 per fiscal year, or (b) Capital Expenditures in any fiscal year that exceed, in the aggregate, the amount set forth below opposite such fiscal year and such amount shall include any Growth Capital Expenditures during such fiscal year (provided, that if the Borrower and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any one fiscal year (beginning with unutilized Capital Expenditures permitted in fiscal year 2003 as in effect prior to the Third Amendment Effective Date), so long as no Default or Event of Default exists or would be caused thereby, the Borrower may carry forward to the immediately succeeding fiscal year $1,000,000 of such unutilized amount (with Capital

    Expenditures made by the Borrower or any Subsidiary of the Borrower in such succeeding fiscal year applied last to such unutilized amount)):

Fiscal Year	Capital Expenditures
2004	$32,000,000
2005	$30,000,000"
2.5.
Minimum EBITDA. Section 10.3(a) of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of such Section 10.3(a) as follows:

"Period	Amount
First Fiscal Quarter of 2004	$48,700,000
Second Fiscal Quarter of 2004 through Third Fiscal Quarter of 2004	$48,600,000
Fourth Fiscal Quarter of 2004 and thereafter	$52,000,000"

        2.6.  Leverage Ratio. Section 10.4 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of Section 10.4 as follows:

"Period	Ratio
First Fiscal Quarter of 2004 and thereafter	4.50:1.00"

        SECTION 3. Representations and Warranties.    The Borrower hereby represents and warrants to the Administrative Agent and each Lender, on and as of the date hereof, as follows:

        (a)   This Consent and Amendment has been duly executed and delivered by the Borrower. The execution and delivery by the Borrower of this Consent and Amendment and the performance by the Borrower of this Amendment and the Amended Revolving Credit Agreement have been duly authorized by proper corporate or other proceedings by the Borrower, and this Consent and Amendment and the Amended Revolving Credit Agreement constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms hereof and thereof except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        (b)   No Default or Event of Default exists on the date hereof after giving effect to the limited consent described in Section 1 hereof and the amendments to the Revolving Credit Agreement effected by Section 2 hereof.

        SECTION 4. Effectiveness.    This Consent and Amendment shall become effective as of the date hereof only upon satisfaction of each of the following conditions precedent to the Administrative Agent's satisfaction:

        (a)   Amendment to Revolving Credit Agreement. The Administrative Agent shall have received duly executed counterpart signature pages to this Consent and Amendment from each of the Borrower and the Required Lenders.

        (b)   Fees. The Administrative Agent shall have received from the Borrower the fee (the "Amendment Fee") as set forth in that certain letter agreement, dated as of the date hereof, between the Borrower and Administrative Agent.

        SECTION 5. APPLICABLE LAW.    THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED 1N ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

        SECTION 6. Expenses.    The Borrower shall pay, in accordance with Section 16.2 of the Revolving Credit Agreement, all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Amendment, including, but not limited to, the reasonable fees, expenses and disbursements of Bingham McCutchen LLP.

        SECTION 7. Miscellaneous.

        7.1.  From and after the date hereof, this Consent and Amendment shall be deemed a Loan Document for all purposes of the Revolving Credit Agreement and the other Loan Documents and each reference to Loan Documents in the Revolving Credit Agreement and the other Loan Documents shall be deemed to include this Consent and Amendment. This Consent and Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Consent and Amendment.

        7.2.  Except as expressly provided herein, (a) this Consent and Amendment shall not limit the rights of or otherwise adversely affect the Lenders under the Revolving Credit Agreement or any other Loan Document, and (b) the Lenders reserve the right to insist on strict compliance with the terms of the Revolving Credit Agreement and the other Loan Documents, and the Borrower expressly acknowledges such reservation of rights. The grant of the consent and waiver herein will not, either alone or taken with other waivers of provisions of the Revolving Credit Agreement or any other Loan Document or consents with respect thereto, be deemed to create or be evidence of a course of conduct. Any future or additional waiver of any provision of the Revolving Credit Agreement, or of any other Loan Document to which the Lenders are a party or have consented, or consent with respect thereto shall be effective only if set forth in a writing separate and distinct from this Consent and Amendment and duly executed by such parties as are required by Section 16.12 of the Revolving Credit Agreement.

(Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the undersigned has caused this Consent and Amendment to be executed and delivered as an agreement as of the date first written above.

FRIENDLY ICE CREAM CORPORATION
By:	/s/ PAUL HOAGLAND
Name: Paul Hoagland Title: Exec. VP Administration and CFO
FLEET NATIONAL BANK, individually and as Administrative Agent and as Lender
By:	/s/ THOMAS P. TANSI
Name: Thomas P. Tansi Title: Vice President
CITIZENS BANK, individually and as Lender
By:	/s/ CINDY CHEN
Name: Cindy Chen Title: Vice President
BANKNORTH, N.A., individually and as Lender
By:	/s/ MARIA P. GONCALVES
Name: Maria P. Goncalves Title: Vice President

EXHIBIT A

SALE PROPERTIES

Florida Locations
Site Number	Address
00907	985 SR 434 N, Altamonte FL 32714
00974	8718 International Drive, Orlando FL 32819
00983	3915 W. Irlo Bronson Memorial, Kissimmee FL 34741
00985	1500 N. Woodland Boulevard, Deland FL 32720
01023	3998 S. Babcock Street, Melbourne FL 32901
01029	1810 International Speedway, Daytona FL 32014
01030	380 W. Granada Boulevard, Ormond Beach FL 32174
01032	1011 E. Eau Gallie Boulevard, Indian Harbor FL 32937
01044	16025 US Highway 441, Eustis FL 32726
01239	12185 Collegiate Way, Orlando FL 32817
Ohio Locations
Site Number	Address
0465	1901 West Main Street, Troy OH 45373
0632	West National Road, Route 40, Vandalia OH 45377
0709	500 East Stroop Road, Kettering OH 45429
0959	3281 Dayton-Xenia Road, Beavercreek OH 45434

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  Exhibit 4.5
  [EXECUTION COPY]
CONSENT AND AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT
EXHIBIT A
SALE PROPERTIES